[Aura Systems, Inc.]

                                   [Purchaser]




                   __, 2002
------------------




LaSalle National Bank



Re:      $5,450,000 Loan to Aura Realty, Inc.

         Please reference that certain Promissory Note (the "Note") in the original principal amount of $5,450,000.00 executed on June 3, 1998 by Aura
Realty, Inc. ("Aura Realty") in favor of GateCapital Funding, Inc. ("GateCapital") and assigned to LaSalle National Bank ("LaSalle"), as trustee of Morgan Stanley Capital I, Inc., 1998-C1, whereby Aura Realty has become indebted to LaSalle with respect to a loan (the "Loan") which is secured by the lien and security interest of that certain Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing (the "Deed of Trust") dated as of June 3, 1998 executed by Aura Realty for the benefit of GateCapital and assigned to LaSalle, encumbering those certain real properties owned by Aura Realty and commonly known as 2335 Alaska Avenue and 2330 Utah Avenue, El Segundo, California (collectively, the "Real Property").

         As you may know, Aura Systems, Inc. ("Aura Systems") is the owner of one hundred percent (100%) of the authorized and existing shares of common stock of Aura Realty (collectively, the "Stock"). At this time, Aura Systems and ______________ ("Purchaser") desire to execute a sale and leaseback agreement (the "Agreement"), whereby (i) Aura Systems will sell to Purchaser and Purchaser will buy from Aura Systems the Stock and (ii) concurrent with the sale of the Stock to Purchasers, Aura Systems will continue to lease the Real Property from Aura Realty pursuant to a new lease agreement and Aura Realty and Aura Systems will terminate the existing lease agreement for the Real Property. A copy of the Agreement is enclosed with this letter.

         In connection with the sale of the Stock to Purchasers, Aura Systems desires to be released by LaSalle from its obligations under that certain Environmental Indemnity Agreement ("Indemnity") dated as of June 3, 1998 executed by Aura Realty and Aura Systems and that certain Guaranty of Recourse Obligations ("Guaranty") dated as of June 3, 1998 executed by Aura Systems, and Purchaser desires to execute a substitute environmental indemnity and guaranty in favor of LaSalle in substantially the same form as the Indemnity and Guaranty. Purchaser also agrees to provide you with all information reasonably requested relating to Purchaser and its financial condition.

     As contemplated in the Deed of Trust, Aura Systems and Purchaser hereby request your consent to the above-mentioned transaction. Please indicate your consent by signing a copy of this letter in the space indicated below and returning it to Aura Systems, Inc., 2335 Alaska Avenue, El Segundo, California 90245, Attention: Michael Froch.


                                                             By:
By:
         Neal F. Meehan                                               Its:
         CEO and Chairman of the Board of Directors

         LaSalle hereby consents to the above-mentioned transaction including the sale of the Stock and the lease of the Real Property pursuant to the terms of the Agreement, releases Aura Systems from all of its obligations under the Indemnity and Guaranty and agrees that the above-mentioned transaction shall not constitute a default, or permit any acceleration, under the Note, the Deed of Trust or any other instruments and documents executed in connection with the
Loan:

LaSalle National Bank, as trustee of Morgan Stanley Capital I, Inc., 1998-C1



By:
         -----------------------------------

         Its:
               -----------------------------